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As filed with the Securities and Exchange Commission on April 17, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	87-0617894
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

80-02 Kew Gardens Road
Kew Gardens, New York 11415
(Address of principal executive offices) (Zip Code)

JETBLUE AIRWAYS CORPORATION 2002 STOCK INCENTIVE PLAN
JETBLUE AIRWAYS CORPORATION CREWMEMBER STOCK PURCHASE PLAN
(Full title of the Plan(s))

Thomas E. Kelly
Executive Vice President and General Counsel
80-02 Kew Gardens Road
Kew Gardens, New York 11415
(Name and address of agent for service)

(718) 286-7902
(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

JetBlue Airways Corporation 2002 Stock Incentive Plan Common Stock, $0.01 par value(3)	6,629,968 shares	$41.86	$277,530,460.40	$25,532.80
JetBlue Airways Corporation Crewmember Stock Purchase Plan Common Stock, $0.01 par value(3)	1,500,000 shares	$41.86	$62,790,000.00	$5,776.68

	8,129,968 shares		Aggregate Registration Fee	$31,309.48

(1)
This Registration Statement shall also cover any additional shares of Common Stock attributable to these registered shares which become issuable under the JetBlue Airways Corporation 2002 Stock Incentive Plan and the JetBlue Airways Corporation Crewmember Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Common Stock.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant's Common Stock on April 12, 2002, as reported by the Nasdaq National Market.

(3)
Each share of Common Stock includes one stockholder right to purchase the Registrant's Series A Participating Preferred Stock.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

        JetBlue Airways Corporation (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

  (a)
  The Registrant's prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the Registrant's Registration Statement on Form S-1 (Reg. No. 333-82576), in which there is set forth the audited financial statements for the Registrant's fiscal year ended December 31, 2001; and

  (b)
  The Registrant's Registration Statement No. 000-49728 on Form 8-A filed with the Commission on April 10, 2002, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock and the right to purchase the Registrant's Series A Participating Preferred Stock.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        As of the date of this prospectus, attorneys of Brobeck, Phleger & Harrison LLP and family members thereof beneficially own an aggregate of approximately 1,500 shares of the Registrant's Common Stock.

Item 6. Indemnification of Directors and Officers

        The Registrant's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that, pursuant to Delaware law, the Registrant's directors will not be liable to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as directors. The Certificate of Incorporation does not eliminate a director's fiduciary duty or responsibilities under any other law, such as the federal securities laws or state or federal environmental laws, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief remain available.

        Each of the Registrant's directors is subject to liability for: (i) any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

        The Registrant's bylaws also provide that the Registrant's directors and officers will be indemnified and the Registrant will advance expenses to such individuals in connection with actual or threatened proceedings and claims arising out of their status as directors and officers, to the fullest extent permitted by the Delaware General Corporation Law. Accordingly, the Registrant has entered into indemnification agreements with each of its directors and executive officers providing such individuals with rights to indemnification and expense advancement to the fullest extent permitted under law. The Registrant also maintains directors' and officers' liability insurance.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1	Instruments Defining the Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 000-49728 on Form 8-A, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(b) to this Registration Statement.
5.1	Opinion and consent of Brobeck, Phleger & Harrison LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.1.
24.1	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	JetBlue Airways Corporation 2002 Stock Incentive Plan.
99.2	JetBlue Airways Corporation Crewmember Stock Purchase Plan.

Item 9. Undertakings

        A.    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 2002 Stock Incentive Plan and Crewmember Stock Purchase Plan.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or

Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kew Gardens, State of New York on this 17th day of April, 2002.

JETBLUE AIRWAYS CORPORATION
By:	/s/ THOMAS E. KELLY
Thomas E. Kelly Executive Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

        That the undersigned officers and directors of JetBlue Airways Corporation, a Delaware corporation, do hereby constitute and appoint Thomas E. Kelly, Executive Vice President and General Counsel, and John Owen, Executive Vice President and Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID NEELEMAN David Neeleman	Chief Executive Officer and Director (Principal Executive Officer)	April 17, 2002
/s/ JOHN OWEN John Owen	Chief Financial Officer (Principal Financial Officer)	April 17, 2002

/s/ HOLLY NELSON Holly Nelson	Vice President and Controller (Principal Accounting Officer)	April 17, 2002
/s/ DAVID BARGER David Barger	Director	April 17, 2002
/s/ DAVID CHECKETTS David Checketts	Director	April 17, 2002
/s/ KIM CLARK Kim Clark	Director	April 17, 2002
/s/ DAVID FERGUSON David Ferguson	Director	April 17, 2002
/s/ MICHAEL LAZARUS Michael Lazarus	Director	April 17, 2002
/s/ NEAL MOSZKOWSKI Neal Moszkowski	Director	April 17, 2002
/s/ THOMAS PATTERSON Thomas Patterson	Director	April 17, 2002
/s/ JOEL PETERSON Joel Peterson	Director	April 17, 2002
/s/ ANN RHOADES Ann Rhoades	Director	April 17, 2002
/s/ FRANK SICA Frank Sica	Director	April 17, 2002

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1
Instruments Defining the Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 000-49728 on Form 8-A, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(b) to this Registration Statement.
5.1	Opinion and consent of Brobeck, Phleger & Harrison LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.1.
24.1	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	JetBlue Airways Corporation 2002 Stock Incentive Plan.
99.2	JetBlue Airways Corporation Crewmember Stock Purchase Plan.

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PART II Information Required in the Registration Statement
SIGNATURES
EXHIBIT INDEX